Exhibit 10.23

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Settlement Agreement”) is made and entered into this 16th day of January 2020 (the “Effective Date”), by and between MEF I, LP (“MEF”) a Delaware Limited Partnership and ShiftPixy, Inc., (“ShiftPixy”, and with MEF, the “Parties”), a Wyoming Corporation.

WHEREAS, MEF is the holder of certain convertible promissory note issued by ShiftPixy dated June 4, 2018 and December 20, 2018 (the “Notes”).

WHEREAS, pursuant to the terms of the Notes, MEF may, at any time and at multiple times, convert all or any portion of the amounts due under the Note into freely trading common shares of ShiftPixy’s stock based on a formula tied to the stock’s then current trading price by presenting to ShiftPixy a notice of conversion listing the amount of the Notes to be converted into Conversion Share (a “Conversion Notice”).

WHEREAS, MEF alleges that ShiftPixy has breached the terms of the Notes for failing to make certain payments and failing to honor Conversion Notices.

WHEREAS, on August 21, 2019, MEF commenced litigation against ShiftPixy alleging breaches of the terms of the Notes.

NOW THEREFORE, to avoid the time, costs and uncertainties of litigation, the Parties, for good and valuable consideration, the sufficiency and receipt of which is acknowledged, agree as follows:

1. Agreement as to the Amount Owed Under the Notes. The Parties agree that the total amount due under the Notes is $969,000.00

MEF I, LP – ShiftPixy Settlement Agreement

January 16, 2020

2. Honoring of Conversion Notice.

a. MEF shall submit, and ShiftPixy shall “Timely Honor (as defined below) the Conversion Notice as set forth on Schedule “A” annexed hereto (the “Conversion Notice”) for the issuance to MEF of 20,000 shares of ShiftPixy’s common stock.

b. Contemporaneous with execution of this Settlement Agreement, ShiftPixy shall provide an instruction letter to its transfer agent, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Attn: Shaindy Diamond, (212) 828-8436, instructing it to honor the Conversion Notice.

c. The Conversion Notice shall be deemed “Timely Honored” if and only if the full number of shares stated in the Conversion Notices are delivered in the account of MEF or its designee on or before January 21, 2020.

3. Payment of the Balance Due Under the Note.

a. ShiftPixy shall pay to MEF by wire transfer of good funds the sum of $725,000.00 (the “Balance Payment”) constituting the balance due under the Note.

b. The Balance Payment shall be deemed a “Timely Payment” if and only if its full amount is received in the account of MEF or its designee on or before January 21, 2020.

4. Release by the Parties.

a. Upon the Timely Honoring of the Conversion Notice and the Timely Payment of the Balance Payment:

i. Each Party, for its and its agents, officers, directors, shareholders, managers, members, employees, affiliates, successors and assigns, waives release and discharge the other Party and each of its agents, officers, directors, shareholders, managers, members, successors and assigns, from any and all claims or obligations whatsoever that may exist or have arisen on or before the Effective Date.

MEF I, LP – ShiftPixy Settlement Agreement

January 16, 2020

ii. The Balance due under the Notes shall be zero and no further obligations will exist thereunder.

b. If either the Conversion Notice is not Timely Honored or there is no Timely Payment of the Balance Payment, this agreement shall be null and void and have no effect on either Party.

5. Miscellaneous Provisions.

a. Each party shall be responsible for its own attorney’s fees and costs.

b. This Settlement Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument. Any of the Parties may execute the instrument by signing any of the counterparts.

c. Nothing contained in this Settlement Agreement shall preclude either Party from bringing claims against the other for enforcement of its terms. In any litigation to interpret or enforce the terms of this Settlement Agreement, the prevailing party shall be entitled to recover from the other party all reasonable fees and costs including related attorney’s fees and costs.

d. This Settlement Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice of laws provisions.

e. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN

NEW YORK STATE FOR ANY DISPUTE ARISING UNDER OR RELATING TO THIS SETTLEMENT AGREEMENT.

f. This Settlement Agreement, including the Schedules annexed hereto constitute the entire agreement between the Parties with respect to its subject matter and replaces all negotiations, writings and oral and written agreements and term that may have existed or exist as of the Effective Date.

MEF I, LP – ShiftPixy Settlement Agreement

January 16, 2020

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed as of the Effective Date with the full intent to be bound by its terms.

MEF I, LP

By:  ____________________

       Ari Morris

       Authorized Signor

ShiftPixy, Inc.

By:  ____________________

        Name:

        Title:

MEF I, LP – ShiftPixy Settlement Agreement

January 16, 2020